EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
FOR THE ATWOOD ORCA

FOR IMMEDIATE RELEASE

    HOUSTON, January 22, 2013 -- Atwood Oceanics, Inc.  (NYSE: ATW) announced today that one of its subsidiaries has been awarded a drilling services contract for the Atwood Orca by Mubadala Petroleum.  The Atwood Orca, currently under construction at PPL Shipyard PTE LTD (“PPL”) in Singapore, will have a rated water depth of 400 feet, 1.5 million pound hook load capacity, accommodation for 150 personnel and significant offline handling capabilities.  The agreement is for a firm duration of two years.

The Atwood Orca is expected to be delivered from the PPL shipyard in early May 2013, ahead of its scheduled June delivery after which it will mobilize for a period of approximately ten days to its first location offshore Thailand.  This contract adds $116 million in revenue backlog, bringing Atwood's total revenue backlog to approximately $2.6 billion as of January 22, 2013.

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 12 mobile offshore drilling units and is constructing three ultra-deepwater drillships and one high-specification jackup. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including the scheduled delivery, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.